Exhibit 99.1
NOTICE OF BLACKOUT PERIOD
TO
DIRECTORS AND EXECUTIVE OFFICERS
OF
R.H. DONNELLEY CORPORATION (THE “COMPANY”)
     The R.H. Donnelley 401(k) Savings Plan (the “Plan”) will be changing recordkeepers effective as of January 1, 2009. In connection with the change, participants in the Plan will be temporarily unable to change their investment elections (including any transfers in or out of the R. H. Donnelley Common Stock Fund), change their contribution rate, receive distributions or obtain loans from the Plan during the period that will begin December 29, 2008 at 4 p.m. ET and is expected to end during the week of January 11, 2009 (the “Blackout Period”).
     During the Blackout Period, directors and executive officers of the Company may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of R.H. Donnelley Corporation common stock (and related equity securities, such as stock options and stock appreciation rights) acquired in connection with the performance of services for the Company. These prohibitions apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement. There are a limited number of exceptions to the restrictions described above.
     To learn when the Blackout Period has ended or if you have any other questions about this notice, please contact Mark Hianik, Senior Vice President, General Counsel & Corporate Secretary of R.H. Donnelley Corporation, 1001 Winstead Dr., Cary, NC 27513, 919-297-1222.
As Delivered on December 14, 2008